Exhibit 99.1

The Croghan Colonial Bank	NEWS RELEASE

323 Croghan Street
Fremont OH 43420

For Immediate Release	Contact: Dian Franks
December 9, 2013	(419) 355-2238

Croghan Colonial Completes Acquisition

Croghan Bancshares, Inc. (parent holding company of The Croghan Colonial Bank), announced it has acquired Indebancorp (parent holding company of National Bank of Ohio) effective December 6, 2013, consistent with the terms announced earlier this year.

National Bank of Ohio has now been merged into Croghan Colonial Bank. The branches of National Bank of Ohio (located in Oak Harbor, Port Clinton, Oregon and Curtice) will become offices of Croghan Colonial; as well as the Perrysburg Loan Center. Croghan Colonial Bank now has an asset base of more than $800 million

Rick Robertson, President & CEO of Croghan stated “this completes a very strategic acquisition for us at Croghan. We have a significant market share in Sandusky County, now we have a significant market share in Ottawa County. We have a growing presence in both Seneca and Huron Counties, plus growth opportunities in Lucas and Wood Counties. This positions us well to continue our community bank focus, which benefits both customers and shareholders.”

The Croghan Colonial Bank was founded in 1888 and proudly serves Sandusky, Ottawa, Erie, Huron, Lucas, Seneca and Wood Counties with banking center locations in Fremont, Oak Harbor, Bellevue, Clyde, Curtice, Green Springs, Monroeville, Norwalk, Oregon, Perrysburg, Port Clinton and Tiffin. Croghan Colonial Bank is a recognized leader in community banking throughout the region. Its focus is helping all community members achieve their financial goals.

Additional information about Croghan Colonial Bank can be found at www.croghan.com.